Exhibit 10.22

EMPLOYMENT AGREEMENT – Geoffrey Dow

This Employment Agreement is entered into as of October 1st 2020, by and between 60º Pharmaceuticals, LLC, a D.C. limited liability company (“Company"), and Geoffrey Dow ("Employee"), with the intent of clarifying some of the responsibilities of Employee’s employment with the Company in the capacity outlined in Section 1.

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.	Position of Employment. Employee was appointed as [i] the Manager of the Company according to the Operating Agreement of the Company and [ii] it’s Chief Scientific Officer at its Founding and has continued in those capacities through the effective date of this agreement.

2.	Nature, Term of Employment and Time Commitments. Employee’s employment is full time, starting on November 1st, 2020, and will continue for five years, with subsequent automatic one-year renewals, subject to:

a.	Termination provisions at Section 5.

3.	Compensation and Benefits.

3.1	Compensation. Employee shall be compensated in the form of guaranteed payments as a Partner of the Company in the amount of______per month. Employee agrees that it may be appropriate for the Company to seek reinvestment of some proportion of this monthly salary, as financial conditions dictate, and to remain in compliance with any lender covenants that [may exist], on terms to be agreed by the Employee and the Board.

3.2	Health Insurance. The Company will pay Employee____per month to subsidize the Employee’s health care costs. This may be adjusted from time to time to adjust for inflation. The Employee is expected to make their own arrangements for health care insurance.

3.3	Leave. With approval of management, the Employee is entitled to paid leave and vacation. Reasonable notice must be given.

3.4	Termination Payment: Employee will be entitled to a one-off payment of annual salary plus health insurance benefits which currently is______if employment is terminated. The employee understands this payment can only be implemented once the Company is profitable and if permitted by financial covenants of lenders that [may] exist.

1

3.5	Employee Benefits. Except for the items specified above, or by mutual written agreement by both parties, Company will provide no cash or non-cash benefits. Company will provide employee with a K1 or other appropriate tax documents as required.

4.	Duties and Performance. The Employee acknowledges and agrees that the Company will continue his employment with the understanding that the Employee possesses a unique set of skills, abilities, and experiences which will benefit the Company, and he agrees to perform the duties of his position as noted above, as assigned by the Board of Managers and agreed to by Employee.

5.	Termination of Employment:

5.1	Termination by Employee. The Employee may terminate his employment at any time during the course of this agreement by giving 30 days' notice in writing to the Board of the Company. During the notice period, Employee must fulfill all his duties and responsibilities set forth above and use reasonable efforts to train and support his replacement, if any.

5.2	Termination by the Company for Cause. The Company may remove Employee from the position of Manager for “cause”, provided this done so in compliance with the terms of the Company’s Operating Agreement. Compensation will be terminated as of the day of termination.

5.5	Termination by Death. The Employee's employment and rights to compensation under this Employment Agreement shall terminate at the death of the Employee, and the Employee's heirs, beneficiaries, successors, or assigns shall only be entitled to unpaid compensation up to the date of death.

6.	Confidentiality. A non-disclosure agreement must be signed by the Employee. That agreement shall be appended to this as an appendix at the time of its execution.

7.	Noncompetition. During his employment and three months after his employment terminates, Employee agrees that he will not perform services as described in section 1, pertaining to COVID 19 for organizations with competing programs following the execution of this agreement. If Company files for bankruptcy under Chapter 7, these restrictions shall no longer apply to Employee.

8.	Expenses. The Company shall pay or reimburse Employee for any expenses reasonably incurred by him in furtherance of his duties hereunder, including expenses for entertainment, communication, travel, meals and hotel accommodations, upon submission by him of expense report and provided to the Company in compliance with such rules and policies relating thereto as the Company may from time to time adopt. Policies must be communicated to the employee and will not be applies retroactively prior to such communication. Employee will be paid within thirty (30) days of submitting an expense report.

2

9.	General Provisions.

9.1	Notices. All notices and other communications required or pennitted by this Agreement to be delivered by the Company or Employee to the other party shall be delivered in writing to the address shown below, either personally, by facsimile transmission, email, or by registered, ce1tified or express mail, return receipt requested, postage prepaid, to the address for such patty specified below or to such other address as the pa1ty may from time to time advise the other pa1ty , and shall be deemed given and received as of actual personal delive1y, on the first business day after the date of delive1y shown on any such facsimile transmission, email or upon the date of actual receipt shown on any return receipt if registered, ce1tified or express mail is used, as the case may be..

Company:	60° Phatmaceutical, LLC
Attention: Board Chairman or Appointee of the Board

Employee:	Geoffrey Dow

9.2	Amendments and Te1mination; Entire Agreement. This Agreement may not be amended or te1minated except by a writing executed by all of the patties hereto. This Agreement constitutes the entire agreement of the Company and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter. This provision does not apply to understandings or agreements inc01porated her ein by reference

9.3	Successorsand Assigns. The rights and obligations of the patties hereunder at·e n ot assignable to another person without prior written consent; provided, however, that the Company, without obtaining Employee's consent, may assign its rights and obligations hereunder to a wholly-owned subsidia1y and provided fint her that any post-employment restrictions shall be assignable by the Company to any entity which purchases all or substantially all of the Company's assets.

3

9.4	Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

9.5	Waiver of Rights. No waiver by the Company or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

9.6	Governing Laws and Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the District of Columbia. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the District of Columbia.

9.7	Other Work. Employee may engage in outside work provided it (i) does not interfere with performance of duties as defined in Section 1, and (ii) is not in violation of Section 7.

IN WITNESS WHEREOF, the Company and Employee have executed and delivered this Agreement as of the date written below.

2-2		60º Ph
2/22/2022
By:
	Geoffrey Dow Date		Authorized Agent Date

4